Filed pursuant to Rule 433

Registration Statement Nos. 333-137120, 333-137120-01, 333-137120-02, 333-137120-03,

333-137120-04, 333-137120-05, 333-137120-06, 333-137120-07 and 333-137120-08

FLORIDA POWER & LIGHT COMPANY

Pricing Term Sheet

March 11, 2009

Issuer:  Florida Power & Light Company

Underwriting Agreement dated March 11, 2009

Bonds:
	Designation:	First Mortgage Bonds, 5.96% Series due April 1, 2039
	Legal Format:	SEC Registered
	Principal Amount:	$500,000,000
	Date of Maturity:	April 1, 2039
	Interest Payment Dates:	Each April 1 and October 1, beginning October 1, 2009
	Coupon Rate:	5.96%
	Price to Public:	99.927% of the principal amount thereof
	Benchmark Treasury:	4.5% due May 15, 2038
	Benchmark Treasury Yield:	3.765%
Spread to Benchmark
	Treasury Yield:	220 basis points
	Reoffer Yield:	5.965%
	Trade Date:	March 11, 2009
	Settlement Date:	March 17, 2009
	Make-Whole Call:	At any time at 100% of the principal amount plus accrued and unpaid interest plus make-whole premium at discount rate equal to Treasury Yield plus 35 basis points.
	CUSIP / ISIN Number:	341081 FB8 / US341081FB85

Expected Credit Ratings:*
	Moody’s Investors Service Inc.	“Aa3” (stable outlook)
	Standard & Poor’s Ratings Services	“A” (stable outlook)
	Fitch Ratings	“AA-” (stable outlook)

Joint Book-Running Managers:
BNY Mellon Capital Markets, LLC
Calyon Securities (USA) Inc.
Greenwich Capital Markets, Inc.
J.P. Morgan Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
Co-Managers:
BBVA Securities, Inc.
Commerzbank Capital Markets Corp.
Morgan Keegan & Company, Inc.
SG Americas Securities, LLC
The Williams Capital Group, L.P.

*    A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The terms “make-whole premium” and “Treasury Yield” have the meanings ascribed to those terms in the issuer’s Preliminary Prospectus Supplement, dated March 11, 2009.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNY Mellon Capital Markets, LLC toll-free at 1-800-269-6864, Calyon Securities (USA) Inc. toll-free at 1-866-807-6030, Greenwich Capital Markets, Inc. toll-free at 1-866-884-2071, J.P. Morgan Securities Inc. collect at 1-212-834-4533, or Mitsubishi UFJ Securities (USA), Inc. collect at 1-212-782-6940.